Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by Oliver Brewer (“Executive”) and Adams Golf, Inc. and its subsidiaries with its principal place of business at 2801 East Plano Parkway, Plano, Texas (collectively referred to as the “Company”) as of February 29, 2012.  The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive has been employed as Chief Executive Officer for the Company;

WHEREAS, Executive entered into an Executive Employment Agreement with the Company as of December 31, 2007, as amended by the Amendment to Executive Employment Agreement on November 3, 2009 (the “Employment Agreement”);

WHEREAS, Executive has voluntarily resigned his employment with the Company.  The Parties agree that Executive’s employment shall terminate effective as of February 29, 2012, and all of Executive’s positions with the Company, including his position on the Board of Directors and all officer positions, shall terminate as of February 29, 2012 (the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Executive’s hiring, employment and separation from the Company and all disputes arising from or during Executive’s employment, Employment Agreement, any benefits, bonuses and compensation connected with such employment, and all other disputes that the Parties may have for any reason.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. End of Executive’s Employment and the Employment Agreement.  Executive has voluntarily resigned his employment with the Company.  Executive’s employment with the Company shall terminate on the Separation Date.  Prior to the Separation Date, Executive shall continue to attend to his employment duties and act in the normal course and scope of his employment.  Effective as of the Separation Date, all of Executive’s director and officer positions with the Company and its affiliates and subsidiaries, including his position as Chief Executive Officer, shall terminate.  Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s).  Executive agrees that Executive shall not make any representations or execute any documents, or take any other actions, on behalf of the Company as of the Separation Date.  Executive agrees that this Agreement fully supersedes any and all prior agreements relating to Executive’s employment, compensation and equity with the Company, all of which shall terminate upon the Separation Date including but not limited to the Employment Agreement (except for the Surviving Provisions defined below or except as otherwise expressly provided by this Agreement).

2. Certain Payments and Benefits.

(a) Payment.  The Company shall pay Executive (i) his Base Salary accrued through the Separation Date, (ii) any earned but unused vacation through the Separation Date, (iii) any reasonable and qualified unreimbursed expenses properly incurred prior to the Separation Date provided Executive submits the expenses for reimbursement to the Company before the Separation Date; and (iv) a cash lump sum payment equal to $100,000, less lawful withholdings and taxes, payable within 30 days of the Separation Date (the “Severance Payment”).

(b) Stock Options.  All stock options previously granted to Executive and outstanding as of the Separation Date shall continue to be governed by the terms and conditions of the underlying award agreements for each such stock option grant, including any provisions relating to forfeiture of such stock options.

(c) Restricted Stock.  On November 3, 2009, Executive was granted 75,000 shares of restricted stock for the 2012 calendar year, which would have vested equally on the last trading day of June and December of 2012 (the “2012 Restricted Stock Award”). Executive and the Company hereby agree to amend the 2012 Restricted Stock Award to provide that (i) Executive’s termination of employment hereunder shall not result in an immediate forfeiture of Executive’s right, title and interest in and to such shares; and (ii) such award shall vest solely upon a “change of control” (as defined in Exhibit A hereto), provided that such change in control is publicly announced on or prior to June 30, 2012.  If no change of control is publicly-announced by June 30, 2012, then the 2012 Restricted Stock Award shall be forfeited and of no further force or effect on June 30, 2012.  Executive acknowledges and agrees that, absent the amendment provided by this Paragraph 2(c), the 2012 Restricted Stock Award would have been forfeited on the Separation Date.  The Company further acknowledges and agrees that Executive shall retain his full right, title and interest in and to all Restricted Stock Awards that vested prior to the Separation Date (the “Vested Restricted Stock”) after the Separation Date and such Vested Restricted Stock shall continue to be governed by the terms and conditions of the underlying award agreements; provided, that the Company shall take no action to cause a forfeiture of the Vested Restricted Stock and will reasonably cooperate in removing any restrictions to allow for the disposition of such shares by Executive, as permitted under applicable laws.

(d) Benefits.  After the Separation Date, Executive will have the right to choose the continuation of any applicable medical and/or dental benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA.

(e) Automobile.  As promptly as practicable after the Separation Date, the Company agrees to sell, convey and transfer title to Executive, and Executive agrees to purchase and acquire title from the Company, of the 2006 Infiniti M45 currently driven by Executive (the “Automobile”), for a purchase price equal to $3,057.69, which represents the excess of (i) $8,057.69 (representing the net asset value of the Automobile as carried on the Company’s fixed asset ledger as of the Separation Date) minus (ii) $5,000.  Executive acknowledges and agrees that the amount of $5,000.00 shall be treated as compensation.  Executive understands and agrees that any taxes or withholding due with respect to the transfer of the Automobile shall be withheld by the Company from the Severance Payment.

(f) Electronic Equipment.  Executive may retain the laptop computer and cellular device that he has used during his employment with the Company (collectively referred to herein as the “Electronic Equipment”), provided that Executive agrees to delete and remove all proprietary information pertaining to the business of the Company from such devices prior to or on the Separation Date.  Executive acknowledges and agrees that the current value of the Electronic Equipment will be treated as compensation, and understands and agrees that any taxes or withholding due shall be withheld by the Company from the Severance Payment.

(g) Waiver of Additional Compensation or Benefits.  Other than the compensation and payments provided for in this Agreement or as required by law, Executive shall not be entitled to any additional compensation, payments, vacation pay, bonuses, benefits, payments or grants under the Employment Agreement or any benefit plan, long term incentive plan, option plan, severance plan or bonus or incentive program established by the Company or any of the Company’s affiliates or that otherwise relate to Executive’s employment with the Company or positions with the Company, and that Executive’s participation in such plans, policies, or programs shall cease as of the Separation Date.  Executive agrees that the release in Paragraph 3 covers any claims Executive might have regarding Executive’s compensation, bonuses, incentive compensation, stock options or grants and any other benefits Executive may or may not have received during Executive’s employment with the Company.

3. General Release and Waiver.

(a)           By Executive.  In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to his employment, the Employment Agreement (or any prior employment agreement or other agreement), bonuses, any bonus plan, options, any long term incentive plan, his termination from employment, any claimed payments, contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Employment Agreement, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act, any statute or laws of the State of Texas, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, breach of the Employment Agreement (or any prior employment agreement or other agreement) and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees.  Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company, the Employment Agreement or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its affiliates.  However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.  This release shall not apply to any of the Company’s obligations under this Agreement, COBRA continuation coverage benefits or any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which Executive has vested.

(b)           By the Company.  In consideration of the release by Executive and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the Company hereby fully releases, remises, acquits and forever discharges Executive from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, bonuses, equity, commissions, carried interest, or compensatory, punitive or any other kind of damages, which the Company has had in the past or presently has against Executive, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of his employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, except for claims that relate to Executive’s alleged (i) breach of fiduciary duty, (ii) illegal or fraudulent conduct, or (iii) intentional misconduct that resulted or will result in material harm to the Company; provided, that the Company acknowledges that it is not aware of any facts or allegations that would support such a claim as of the Separation Date.

4. Return of the Company Property.  Within 7 days of the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession which belongs to the Company or any one or more of its affiliates, including, without limitation, all, confidential information (as defined in the Employment Agreement), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of the Company’s affiliates’ financial statements, business contacts, business information, strategies, sales or similar information.  By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

5. No Admission Of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

6. Mutual Non-Disclosure And Confidentiality.  The Parties agree to keep confidential the specific terms of this Agreement and shall not disclose same to any person except that Executive may inform Executive’s financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement, and the Company may disclose the terms of this Agreement to those persons as needed (including to implement the terms of this Agreement).  Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement.  If Executive or the Company is required to disclose the Agreement to others by legal process, the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other Party may have an opportunity to seek a protective order.  The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order.

7. Non-Disparagement.  Executive agrees that he will not, directly or indirectly, disclose, communicate, or publish any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same.

8.   Restrictive Covenants.  Executive acknowledges and agrees that Section 9, Covenants as to Confidential Information and Competitive Conduct of the Employment Agreement, Section 11, Ownership of Intangibles of the Employment Agreement, and Section 13, Disclosure of Customer Information and Solicitation of Other Employees Prohibited of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect, and shall survive this Agreement, except as specifically modified by this Paragraph 8.  Executive reaffirms and agrees to observe and abide by the terms of the Surviving Provisions; except that the Parties agree to the following:  (a) it shall not be a breach of Section 9B of the Employment Agreement for the Executive to render services to Callaway Golf Company provided that Executive fully complies with Section 9A and Section 13 of the Employment Agreement; and (b) notwithstanding anything to the contrary contained herein Section 13 of the Employment Agreement is hereby amended to provide that such provision shall survive until December 31, 2012, and for clarification purposes, Section 13 of the Employment Agreement means that for the period from the Separation Date through December 31, 2012, Executive shall not directly or indirectly, solicit, recruit, hire or attempt to recruit or hire any employees of the Company or contact or communicate with any employees of the Company for the purpose of inducing them to terminate their employment with the Company.

9. Cooperation.  Executive hereby agrees to provide his full cooperation, at the request of the Company, with any of the Released Parties in the transitioning of his job duties and responsibilities, any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company.  Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company.  This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that his obligations of cooperation under this Paragraph 9 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 9.

10. Announcements.  Following execution of this Agreement, the parties agree to develop and agree on an overall plan for the formal announcement of Executive’s resignation to employees of Company and third parties and the parties agree that neither Company nor Executive will make any formal announcements concerning Executive’s resignation to employees of Company or third parties until finalization of such plan except (i) as and when mutually agreed by the parties, which agreement shall not unreasonably be withheld, or (ii) as required by law.

11. No Assignment Of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

12. Binding Effect Of Agreement.  This Agreement shall be binding upon   the Company and upon Executive and his heirs, spouse, representatives, successors and assigns.

13. Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas.  The Company and Executive agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.  Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in state or federal court located in Texas.

14. Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

15. No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

16. Entire Agreement.  Except for the Surviving Provisions, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement and Executive’s employment with the Company.  Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.

17. Knowing and Voluntary Waiver.  Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of 21 days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby.  Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”).  During the seven-day period prior to the Effective Date, Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke.  If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

/s/Oliver Brewer	Date: February 24, 2012
OLIVER BREWER

STATE OF TEXAS COUNTY OF COLLIN	§ § §

Before me, a Notary Public, on this 24th day of February personally appeared Oliver Brewer, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of herself and his heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this 24th day of  February, 2012.

/s/ Ann Neff
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

ADAMS GOLF, INC

By:           /s/ B.H. Adams
Title:        Chairman

Date:       February 21, 2012______________________

STATE OF TEXAS COUNTY OF COLLIN	§ § §

Before me, a Notary Public, on this day personally appeared B.H. Adams, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the corporation, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 21st day of February, 2012.

/s/ Ann Neff
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)